EXHIBIT 99.1

Whitehall Jewelers Holdings, Inc. Announces Fourth Quarter
And Fiscal 2007 Operating Results

Chicago—May 16, 2008—Whitehall Jewelers Holdings, Inc. (OTC BB: WHJH), a leading national specialty retailer of fine jewelry, today reported financial results for the fiscal fourth quarter and fiscal year ended February 2, 2008.

Fourth Quarter Results

For the fiscal 2007 fourth quarter ended February 2, 2008, net sales were $85.3 million compared with $102.3 million for the fourth quarter of fiscal 2006. Of the sales decrease, $0.6 million was attributable to store closings and stores closed for remodeling for limited periods. Comparable store sales decreased 13.8% in the fourth quarter compared to the same period in fiscal 2006 primarily due to worsening economic conditions and less consumer spending on discretionary jewelry items.

Gross profit for the fiscal 2007 fourth quarter was $29.4 million, or 34.5 % of net sales, compared with $36.8 million, or 36.0% of net sales, in the same period a year ago. The decrease in gross profit was primarily due to lower net sales partially offset by higher margins. The decrease in gross profit as a percent of sales is attributed to the de-leveraging effect of the sales decline on occupancy costs partially offset by an increase in net merchandise margins.

For the fiscal 2007 fourth quarter, net loss was $24.6 million, including $23.0 million of non-cash impairment charges. Excluding the write-off of certain goodwill and long-lived assets, the net loss would have been $1.6 million. This compares with net income of $0.9 million in the fourth quarter ended January 31, 2007. The $1.6 million net loss was primarily attributable to lower gross profit due to reduced sales partially offset by lower selling general and administrative and interest expenses. On a per share basis, the loss was $0.62, or $0.04 on a non-GAAP basis, excluding the non-cash impairment charges. This compares to net income of $0.04 per share for fiscal fourth quarter 2006.

“We are disappointed in our fourth quarter results, as the challenging macro economic environment led to a slowdown in full-price selling, lower average ticket price and decreased unit sales,” said Chairman of the Board, Ed Dayoob. “However, the current economic condition is creating opportunities for us to capitalize on our management expertise and infrastructure, demonstrated by our recent acquisition of certain assets of Friedman’s and Crescent Jewelers, including 78 retail locations. This is an important component of our strategic plan to grow both organically by improving our same store sales as well as through opportunistic acquisitions.”

Mr. Dayoob continued, “Additionally, we closed 10 stores in the fourth quarter, bringing the total number of stores closed in fiscal 2007 to 18. We also opened one Whitehall store during the year. We closed 8 additional stores in the first quarter of fiscal 2008 and currently have 375 stores, including the 78 from our recent acquisition. In fiscal 2008, we will continue to evaluate our store base and close underperforming stores accordingly in an effort to position ourselves for long-term success.”

Fiscal 2007 Financial Results

Net sales for fiscal 2007 were $242.9 million, down 8.8% from $266.2 million in fiscal 2006, due primarily to a decline in comparable stores sales of 7.5% as a result of a lower average price per item sold, as well as sales declines of $6.6 million and $1.8 million, due to store closings and stores closed for remodeling for limited periods, respectively. These declines were partially offset by $1.8 million in sales from two additional days in fiscal 2007 from the change to 4-5-4 reporting periods and $2.2 million in sales from new stores.

Gross profit for fiscal 2007 was $68.1, million compared with $82.4 million in fiscal year 2006 as a result of overall lower sales and an initiative to reduce clearance inventory in the first half of the year. Gross profit as a percentage of was 28.0% in fiscal year 2007 compared to 31.0% in the prior year.

The net loss for fiscal 2007 was $74.1 million, or $2.25 per share, compared to a net loss of $45.9 million, $1.81 per share for fiscal 2006.

About Whitehall Jewelers

Whitehall Jewelers is a national specialty retailer of fine jewelry offering a selection of merchandise in the following categories: diamonds, gold, precious and semi-precious jewelry and watches. As of May 16, 2008, it operated 375 stores in regional and super-regional malls and power centers in 39 states.

Proforma Financial Results

In evaluating Whitehall’s results of operations and financial performance, the Company has used combined results for fiscal year 2006 as a single measurement period. Management believes that comparing fiscal year 2007 to either the predecessor’s results for the periods February 1, 2006 to June 8, 2006 or the successor’s results for the period June 9, 2006 to January 31, 2007 may impede the ability of users of Whitehall’s financial information to understand the Company’s operating and cash flow performance. Management believes the proforma combined results provide relevant financial information for investors and is intended to represent what Whitehall’s operating results would have been had the 2006 merger occurred at the beginning of the period. A reconciliation showing the mathematical combination of fiscal 2006 operating results for such periods is included in the attached tables. The combined pro forma presentation is not intended to be a presentation in accordance with generally accepted accounting principles (GAAP).

Cautionary Statement Concerning Forward-Looking Information
This press release contains certain forward-looking statements, including, without limitation, statements concerning expected cost savings, operations, economic performance and financial condition, including, in particular, statements relating to our future capital structure and financial condition. The words "may", "might", "will", "should", "estimate", "project", "plan", "anticipate", "expect", "intend", "outlook", "believe" and other similar expressions are intended to identify forward-looking statements and information. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by the Company's management that, although believed to be reasonable, is inherently uncertain and subject to a number of risks and uncertainties. The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements: (i) our substantial indebtedness; (ii) our inability to implement our business strategy and achieve anticipated cost savings in a timely and effective manner; (iii) competition from other companies; (iv) the seasonality of our businesses; (v) loss of significant customers or customer relationships; (vi) fluctuations of raw material prices and our reliance on a limited number suppliers; (vii) adverse economic conditions; and (viii) the amount of capital expenditures required at our businesses. We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise.

Whitehall Jewelers Holdings, Inc.
Consolidated Statements of Operations - unaudited
For the Three Months Ended February 2, 2008 and January 31, 2007
(in thousands, except for per share data)

	Three months	Three months
	ended	ended
(in thousands)	February 2, 2008	January 31, 2007
Net sales	$85,267	$102,307
Cost of sales (including buying and
occupancy costs)	55,891	65,485
Gross profit	29,376	36,822
Selling, general and administrative expenses	28,143	29,935
Professional fees and other charges	802	1,287
Loss on disposal of property and equipment	165	91
Impairment of goodwill	9,215	—
Impairment of long-lived assets	13,821	—
Loss from operations	(22,770)	5,509
Interest expense	1,970	4,356
Loss before income taxes	(24,740)	1,153
Income tax (benefit) expense	(130)	168
Net loss from continuing operations	(24,610)	985
Loss on discontinued operations	—	(89)
Net loss	$(24,610)	$896

Net loss per share, basic and diluted:

Continuing operations	$(0.62)	$0.04
Discontinued operations	—	—
Net Loss per share	$(0.62)	$0.04
Weighted average common shares and
common share equivalents	39,953	25,333

Whitehall Jewelers Holdings, Inc.
Consolidated Statements of Operations
For the Year Ended February 2, 2008 and January 31, 2007
(in thousands, except for per share data)

		Proforma
	Successor	Combined (1)	Combined	Successor	Predecessor

	Year ended	Year ended January	Year ended	June 9, 2006 –	February 1, 2006-
(In thousands)	February 2, 2008	31, 2007	January 31, 2007	January 31, 2007	June 8, 2006
Net sales	$242,913	$266,237	$266,237	$181,142	$85,095
Cost of sales (including buying and
occupancy costs)	174,811	183,835	183,111	124,747	58,364
Gross Profit	68,102	82,402	83,126	56,395	26,731
Selling, general and administrative
expenses
	100,738	103,009	102,715	66,787	35,928
Professional fees and other charges	4,409	8,131	8,131	5,642	2,489
Loss on disposal of property and
equipment
	484	1,650	1,650	1,650	—
Impairment of goodwill	9,215	—	—	—	—
Impairment of long-lived assets	13,821	—	—	—	—
Loss from Operations	(60,565)	(30,388)	(29,370)	(17,684)	(11,686)
Interest Expense	13,464	16,140	16,140	10,957	5,183
Loss before income taxes	(74,029)	(46,528)	(45,510)	(28,641)	(16,869)
Income tax expense	88	168	168	168	—
Net loss from continuing operations	(74,117)	(46,696)	(45,678)	(28,809)	(16,869)
Net income from discontinued operations	—	782	782	134	648
Net Loss	$(74,117)	$(45,914)	$(44,896)	$(28,675)	$(16,221)

Net loss per share, basic and diluted:
Continuing operations	(2.25)	(1.84)	(1.81)	(1.14)	(0.67)
Discontinued operations	—	0.03	0.04	0.01	0.03
Net Loss per share	(2.25)	(1.81)	(1.77)	(1.13)	(0.64)

Weighted average common shares and
common share equivalents
	32,902	25,333	25,333	25,333	25,333

     (1) In accordance with U.S. GAAP, our historical financial results for the predecessor and the successor entities, as a result of Whitehall’s June 8, 2006 Merger with WJ Holding, are presented separately. The separate presentation is required under U.S. GAAP in situations when there is a change in ownership, which occurred with the 2006 Merger. There have been no material changes to operations or customer relationships of our business as a result of the 2006 Merger.

Management believes that comparisons between the year ended February 2, 2008 and the prior year results for either the predecessor or successor separately may impede the ability of users of our financial information to understand our operating performance. Consequently, in order to enhance an analysis of our operating results, our operating results above are presented on a proforma combined basis for the year ended January 31, 2007. This proforma combined presentation simply represents the mathematical addition of pre-acquisition results of operations of the predecessor with the post acquisition results of the successor and include certain proforma adjustments increasing the loss by $1 million, primarily related to amortization of intangible assets, to reflect the effects of the merger as if it had happened at the beginning of the periods presented. This presentation is not intended to be a presentation in accordance with generally accepted accounting principles. We believe the proforma combined results provide relevant financial information for the investors.

Whitehall Jewelers Holdings, Inc.
Consolidated Balance Sheets
as of February 2, 2008 and January 31, 2007
(in thousands except for share data)

	February 2,	January 31,
	2008	2007
ASSETS
Current Assets:
Cash	$1,211	$1,311
Accounts receivable, net	2,034	1,495
Merchandise inventories, net	150,435	174,090
Other current assets	4,235	1,263
Total current assets	157,915	178,159

Property and equipment, net	13,552	30,687
Intangible assets, net	11,344	12,834
Goodwill	—	9,215
Deferred financing costs	2,018	3,745
Total assets	$184,829	$234,640

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Revolver loans	$58,391	$83,860
Accounts payable	30,780	50,913
Customer deposits	1,076	1,959
Trade notes payable, current portion	4,691	22,366
Accrued payroll	4,726	6,617
Other accrued expenses	9,300	12,322
Other tax liabilities	609	431
Total current liabilities	109,573	178,468
Term loan – related party	25,000	56,080
Trade notes payable, less current portion	15,603	—
Other long-term liabilities	7,199	4,460
Total liabilities	157,375	239,008
Stockholders’ Equity (deficit):
Common stock ($0.001 par value; 100,000,000 shares authorized;
39,953,121 shares issued and outstanding at February 2, 2008 and
25,333,238 issued and outstanding at January 31, 2007)	40	25
Additional paid-in capital	122,784	24,282
Stock warrants	7,422	—
Accumulated deficit	(102,792)	(28,675)
Total stockholders’ equity (deficit)	27,454	(4,368)
Total liabilities and stockholders’ equity (deficit)	$184,829	$234,640

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Contacts:

Peter Michielutti
Chief Financial Officer
Phone: (312) 782-6800

John Mills/Ina McGuinness
ICR, Inc.
Phone: (310) 954-1100